DATED 6 February 2007

SERVICE AGREEMENT
(the “Agreement”)

CDH Consilio GmbH
Ahornweg 5
64367 Mühltal
Germany
(the “Company”)

– and –

Dr. Anton F. Haase
Ahornweg 5
64367 Mühltal
Germany
(the “Director”)

1.	General Obligations of the Director

1.1.	The Director is granted individual power of representation. The shareholders’ meeting of the Company may change the scope of the Director’s representational authority at any time. The Director is exempt from the limitations imposed by Sec. 181 German Civil Code (Selbstkontrahierungsverbot). The shareholders’ meeting of the Company may change this exemption of Sec. 181 German Civil code at any time.

1.2.	The Director agrees to manage the business of the Company in compliance with the applicable provisions of statutory law, the Articles of Association (Satzung) of the Company, any Rules and Guidelines for the Management of the Company, including an Organizational Plan (Geschäftsordnung) as well as the shareholder’s resolutions. The Director requires prior explicit consent of the shareholders’ meeting with regard to any unusual business dealings and actions that go beyond the scope of regular business of the Company. The description of business transactions which require the aforementioned consent may be extended or limited by way of a shareholders’ resolution at any time. In accordance with his mandatory duties and the Articles of Association of the Company, the Director will inform the shareholders’ meeting of any extraordinary business occurrence.

1.3.	The Director shall work exclusively for the Company. The Director shall not be permitted to pursue any other activity, paid or unpaid, without the prior approval of shareholder’s meeting. This applies, in particular, to the following activities:

•	foundation and purchase of or participation in another enterprise or preparation of such actions, be it directly or indirectly;

•	participation in supervisory boards or advisory boards of another enterprise;

•	publications or lectures, if the business interests of the Company or its affiliated companies are affected;

•	execution of or participation in business dealings, be it directly or indirectly, that implicate the risk of a conflict of the Director’s personal interests and the interests of the Company.

The Director must notify the shareholders’ meeting in writing immediately, if he wishes to assume such an activity. The Director may not take up such an activity without the prior written approval of the shareholders’ meeting. The approval of the shareholders’ meeting regarding the performance of any side activity may be revoked at any time, if necessary with an appropriate notice period, if the business interests of the Company are affected in any way.

The Director has disclosed to the Company that he and his wife, Mrs. Silvia Haase, are the sole shareholders of, and that he is the managing director of, IntegraCare GmbH. The Director warrants and represents that IntegraCare GmbH is a dormant company and is not, and will not (for the duration of this Agreement and for a period of 12 months thereafter), be involved in any business which competes with the business of the Company or its sole shareholder, MTS Medication Technologies Ltd (“MTS”).

1.4.	At the request of the Company and after consultation with the Director, the Director shall join and take offices such as a member of the supervisory board or advisory board etc. in affiliated enterprises or professional associations of which the Company is a member due to its business activities. Unless the Company and the Director conclude agreements to the contrary, payment for such activities is included in the compensation agreed upon in section 3 of this Agreement. The Director shall resign from any of the aforementioned offices and activities if and when the Agreement terminates or at any earlier point of time at the request of the Company.

2.	Contract Period, Termination, Obligations in the Event of Termination

2.1.	The Agreement shall be entered into for an unlimited duration. After an initial period of 18 months the Agreement may be terminated by either party at any time with a notice period of 6 months.

The Agreement will terminate automatically upon expiration of the calendar month in which the Director reaches the respective statutory retirement age required for full entitlement to regular statutory old-age pension (currently at the age of 65). This Agreement will also terminate automatically at any earlier point of time where the Director is entitled to apply for statutory old-age pension benefits prior to the regular retirement age, provided that the Director confirms the termination of the Agreement upon receipt of such benefits within three years before the aforementioned early retirement date.

2.2.	The right to terminate the Agreement for cause without notice remains unaffected. Such an important cause is deemed to exist, in particular, if

•	the Director is removed from office due (Abberufung) pursuant to Sec. 38 Para 2 Limited Liability Companies Act (GmbHG) for cause (aus wichtigem Grund),

•	the Director breaches the confidentiality or competition obligations pursuant to Sec. 9 of this Agreement,

•	the Director violates internal restrictions regarding the management of the Company, provided that such a violation causes detriment to the Company, or if the Director violates the aforementioned restrictions repeatedly,

•	the Director fails to comply with instructions of the shareholders’ meeting, unless compliance with such instructions would constitute an unlawful action.

2.3.	Should the Director wish to terminate the Agreement, his notice of termination shall be addressed to the shareholders’ meeting of the Company. Termination by the Company shall be made by notification of a corresponding resolution of the shareholder’s meeting.

2.4.	After an ordinary or extraordinary termination of the Agreement, regardless of which party has given notice of termination, the shareholders’ meeting shall be entitled to release the Director from his obligation to perform services for the Company at any time (Freistellung). The Company shall continue to pay the contractual compensation until termination of the Agreement. During the release period, Sec. 615 sent. 2 German Civil Code applies.

2.5.	The appointment as Director may be revoked at any time by way of a shareholders’ resolution (Abberufung), notwithstanding any claims pursuant to the Agreement. The revocation of the appointment as Director shall be deemed as termination of the Agreement as of the earliest point of time permissible.

2.6.	The Director is obligated to return all objects being Company property at the Company’s registered office with no undue delay upon termination of the Agreement at the latest. This obligation includes, in particular, all business documents, data storage devices, as well as copies thereof. Any right of retention of the Director regarding the Company’s property is expressly excluded.

2.7	During the term and for a period of 12 months after termination of the Agreement, the Director shall not set up a business which competes with the Company or MTS in any market segment or geographical market, to approach any customer of MTS or to begin working as an employee, director, consultant or in any other role with any competitor company of MTS in any market, or any parent or subsidiary of such a company, such companies to include but are not limited to Omnicell, Cardinal, Venalink, Kohl Pharma, Assist Pharma, Weigand, Baxter, Tosho, JVM, Manrex, or ARC.

3.	Compensation, Bonus

3.1.	For his services, the Director will receive an annual base compensation (the „Base Compensation”) in the amount of € 75,000 gross, to be paid in 12 equal monthly instalments. The instalments are payable in arrears at the end of each calendar month. The Base Compensation also includes compensation for possible overtime as well as work on weekends and public holidays.

The Company may annually review the Director’s compensation at the end of the year in consideration of his performance as well as his obligations and duties.

3.2.	In addition to the fixed compensation pursuant to section 3.1. above, the Director shall be entitled to an annual maximum bonus amounting to 25% of his Base Compensation, as set forth in Annex 1. The payment and the amount of the Bonus as well as the achievement of the business targets are determined by the shareholder’s meeting.

3.3.	The assignment of any Base Compensation or Bonus claim is prohibited.

3.4	Any claim for work on public holidays, weekends or overtime work is compensated by the payments as set forth in this section 3 of this Agreement.

4.	Insurances

4.1.	Within the scope of the compulsory old age retirement insurance (Rentenversicherung) or an equal life insurance as well as the statutory or a private health insurance (Krankenversicherung), the Company shall pay out to the Director 50 % of the relevant contributions, but no more than 50% of the amount which represents the maximum contribution to statutory old age retirement insurance and health insurance (Beitragsbemessungsgrenze).

5.	Car

5.1.	For the performance of his services under the Agreement, the Company has made an adequate company car (BMW 525) available to the Director. The Company is entitled to replace the company car made available to the Director at any time by a different one of equal value from time to time.

5.2.	The Director may use the company car for private purposes to an adequate and reasonable extent. The Director shall bear all taxes with respect to the benefits deriving from the private use of the company car. The Director is informed that the Company is obliged to withhold taxes for the private use of the company car irrespective of whether the Director is under the obligation to pay a compensation for the private use of the company car to the Company. The Director will pay an amount of Euro 100 per month to the Company for the private use of the company car. A private use of the company car is assumed in all cases where German tax law requires a withholding tax obligation (e.g., commuting expenses, double housekeeping).

5.3.	In the event the Director is released from his active service obligations pursuant to Sec. 2.5 of this Agreement (Freistellung), the Director will be required to return the company car to the Company at the Company’s registered office immediately without any right of retention or entitlement to compensation.

6.	Reimbursement for Expenses

Notwithstanding the specific provisions for professional car use set forth in Sec. 5.2 of this Agreement, travel and other expenses which the Director reasonably incurs in the course of performing his services on behalf of the Company shall be reimbursed on the basis of documented expenditures against presentation of corresponding vouchers and receipts in compliance with applicable tax regulations and the Company’s internal travel regulations (if applicable).

7.	Compensation in Case of Illness, Accident, Death

7.1.	In the event that the Director is unable to work through no fault of his own due to illness or an accident and provides a corresponding medical certificate to the Company, the Company shall continue to pay the Director the agreed Base Compensation pursuant to Sec. 3.1 of the Agreement for the period of 6 weeks. After 6 weeks, the Company shall award the Director a grant (Krankengeldzuschuss) amounting to the difference between his net Base Compensation pursuant to Sec. 3.1 of this Agreement and the sickness allowance (Krankengeld) paid to the Director by the statutory or private health insurance company.

The Company will pay the Base Compensation for a period of up to 4 months from the beginning of the Director’s absence due to illness or accident, unless the Agreement terminates at an earlier point of time. All payments made to the Director by health insurance companies as well as all retirement pensions the Director receives shall be credited against the Base Compensation paid by the Company pursuant to this Section. The Director hereby assigns to the Company all future claims he may have third parties in connection with possible temporary or permanent inability to work. The assignment is limited to the amount of the payments to be made by the Company.

7.2.	If the Director deceases during the term of the Agreement, the entitlement to Base Compensation expires on the day of the Director’s death. The Director’s spouse and his legitimate children or coequal children who are entitled to orphan pension shall be paid surviving dependent’s pension for the rest of the month in which the Director died in the amount of the difference between the compensation paid to the Director until the day he died and the compensation the Director received the month before. In addition, for the period of 6 months, the Company shall pay surviving dependent’s pension in the amount of the last received monthly compensation.

8	Vacation

8.1.	The Director is entitled to an annual paid vacation of 25 working days, whereas no more than 3 weeks vacation shall be taken consecutively. The vacation days shall be determined in consultation with other managing directors or executives, if any, or with the shareholders’ meeting.

8.2.	If the Director is not able to take his annual vacation because of interfering Company interests, the Director shall either be compensated for the remaining vacation, provided that the shareholder’s meeting agreed to the waiving of vacation, or the remaining vacation shall be transferred to the following year. The vacation shall forfeit, unless it is taken by 31 March of the following calendar year at the latest. The compensation is to be determined in accordance with the Base Compensation.

9.	Confidentiality, Competition and Contractual Penalty

9.1.	Both during the term of the Agreement and following any termination thereof, the Director agrees to treat as strictly confidential all confidential information of the Company and its affiliated companies. For the duration of the Agreement, the Director will not (except with prior written consent of the shareholders’ meeting) directly or indirectly do or attempt to undertake, carry on or be employed, engaged or interested in any capacity in any business which is competitive with a that of the Company or its affiliates.

9.2.	In the event of any breach of this confidentiality and competition obligation as set forth in section 9.1 of this Agreement, the Director shall pay a contractual penalty (Vertragsstrafe) in the amount of one gross monthly compensation to the Company. In the event of a continuing breach which is not remedied, the contractual penalty shall be due separately for each new calendar month of such breach. The contractual penalty shall not prejudice the Company’s right to claim any further damages in respect of losses suffered or to exercise any other right available to it.

10.	Taxes

The Director shall bear all taxes with respect to compensation and other Company benefits deriving from the Agreement as well as the social security contributions.

11.	Inventions and Suggestions for Improvement

11.1.	The Director hereby assigns, insofar as legally permissible, all rights in connection with inventions or proposals for technical improvements the Director makes during the term of the Agreement to the Company, which hereby accepts the assignment. The Director shall be deemed to be adequately compensated for such inventions by way of the compensation paid to him pursuant to the Agreement.

11.2.	Insofar as legally permissible, the Director agrees to assign to the Company all inventions and proposals for technical improvements he makes during a period of two years after the termination of the Agreement, provided that the inventions and proposals for technical improvements result from his contractual occupation or are based upon workings or know how of the Company. The compensation as stipulated in the Agreement includes payment for the assignment of the aforementioned rights.

12.	Data Processing and Data Protection

12.1.	The Director agrees to his personal data being stored, processed and used for purposes of personnel administration and payroll accounting.

12.2.	The Director is committed to data secrecy pursuant to Sec. 5 German Data Protection Act (Bundesdatenschutzgesetz) and acknowledges that any breach may constitute a criminal offence. The Director may not collect, process, disclose or make public, or use protected personal data for other proposes than fulfilling his contractual obligations. The commitment to data secrecy outlasts the term of the Agreement and shall remain in effect, even after the service relationship terminates.

13.	Preclusion of Claims

13.1.	All mutual claims arising out of or in connection with the service relationship shall forfeit unless they are asserted in writing to the other party to the Agreement within 3 months after their accrual.

13.2.	If the other party to the Agreement explicitly refuses to fulfil the asserted claim or does not respond within 3 weeks after the claim was alleged, the asserted claim must be pursued in court within additional 6 months after the refusal or the expiration of the three-week period.

14.	Miscellaneous

1.	The Agreement and its annex(es) contain all agreements between the Company and the Director. It replaces any and all prior agreements or contractual claims. In particular, this Agreement replaces and supersedes the Director’s Service Contract (Geschaeftsfuehrervertrag) entered into between the parties on 8 May 2001. No oral or other supplementary agreements to this Agreement were concluded.

2.	Changes and amendments to the Agreement must be made in writing. No changes and amendments may be made electronically (e.g. per facsimile or email). Oral or written agreements purporting to revoke the written form requirement are null and void.

3.	The effectiveness of the Agreement as a whole remains unaffected, if individual provisions of the Agreement are or become invalid or if there are omissions in the Agreement. In place of any invalid or missing provision, a provision shall come into effect which reflects the intended meaning and purpose of the invalid or missing provision in consideration of the meaning and purpose of the Agreement.

EXECUTED:

by the shareholder of the Company,
MTS Medication Technologies Limited,
acting by Peter Williams, Director

by Dr. Anton F. Haase

Annex 1: Bonus

The Company may pay to the Director a performance related bonus (the “Bonus”) once per year on or before 31 July for the previous fiscal year.

The amount, if any, of such bonus payments remain at the sole and absolute discretion of the Company, which may suspend or discontinue such payments at any time whether generally or in relation to the Director. The Company will not, however, exercise its discretion to suspend or discontinue a Bonus payment payable in relation to a previous fiscal year if annual targets have been set for such previous fiscal year (in accordance with paragraphs 5 and 6 below) and those targets have been met by fiscal year end.

The level of Bonus ranges between 0 and 25 per cent of the Base Compensation.

If the Director receives any such bonus payments, the Company is not obliged to make any further bonus payments and any bonus payment will not be part of the contractual remuneration or fixed salary. If the employment is terminated for cause without notice or notice is served by the Director to terminate his employment (for whatever reason), the Director will not be entitled to receive any bonus and payments in respect of any period save for any bonus payments which are due and payable before the date on which the employment is terminated or notice is served by the Director (as the case may be). If the Company serves notice to terminate the employment of the Director and the annual targets are subsequently met in the course of the Director’s notice period then, for the avoidance of doubt, the Director will remain entitled to the payment of any Bonus due to him.

A maximum of 50% of the Bonus (i.e. up to 12.5% of the Base Compensation) will be payable if the Company reaches or surpasses budget EBITDA in the relevant fiscal year. The Company will determine budget EBITDA no later than one month in advance of each fiscal year.

Another maximum of 50% of the Bonus (i.e. up to 12.5% of the Base Compensation) will be allocated as separate sums, totalling 50% of the Bonus, each sum payable after the end of the fiscal year, provided a specific target associated with that sum has been reached by fiscal year end. Such annual targets which will be agreed for each fiscal year as part of the budget process and such agreement to be completed before the beginning of the fiscal year.